Exhibit 16.1

                           Chang G. Park, CPA, Ph. D.
      * 2667 Camino Del Rio South Plaza B * San Diego * CALIFORNIA 92108 *
     * TELEPHONE (858) 722-5953 * FAX (858) 761-0341 * FAX (619) 422-1465 *
                         * E-MAIL changgpark@gmail.com *


November 13, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Madams or Sirs:

I have read Item 4.01 of Form 8-K/A dated November 17, 2008, of Domark International, Inc. and am in agreement with the statements made with respect to information provided regarding Chang G. Park, CPA. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regards,


/s/  Chang Park
--------------------------------
Chang G. Park, CPA, Ph.D.